Exhibit 99.1

Transcript of earnings call held on November 9, 2020.

Reata Pharmaceuticals Inc. (Q3 Results) November 09, 2020

Corporate Speakers:

•	Vinny Jindal; Reata Pharmaceuticals Inc.; VP of Strategy
•	Warren Huff; Reata Pharmaceuticals Inc.; CEO
•	Colin Meyer; Reata Pharmaceuticals Inc.; Chief Research & Development Officer
•	Manmeet Soni; Reata Pharmaceuticals Inc.; COO & CFO

Participants:

•	Yigal Nochomovitz; Citigroup Inc.; Analyst
•	Maury Raycroft; Jefferies Group LLC; Analyst
•	Brian Skorney; Robert W. Baird & Co.; Analyst
•	Annabel Samimy; Stifel Financial Corp.; Analyst
•	Joseph Schwartz; SVB Leerink LLC; Analyst

PRESENTATION

Operator^  Ladies and gentlemen, thank you for standing by, and welcome to the Reata Pharmaceuticals Third Quarter Financial Results and Update on Development Programs.

(Operator Instructions)

An audio recording of today's webcast will be available shortly after the call today on Reata's website at reatapharma.com in the Investors section.

Before the company proceeds with its remarks, please note that the forward-looking statement disclosure in the company's press release. The company will be making forward-looking statements on today's call. There are many factors that could cause results to differ from expectations, including those noted in the company's SEC filings. Today's statements are not guarantees of future outcomes. Please also note that any comments made on today's call speak only as of today, November 9, 2020, and may no longer be accurate at the time of any webcast replay or transcript reading.

Following the prepared remarks, we will open the call up for questions. We ask that you please limit yourself to one question and one follow-up so that we can accommodate as many questions as possible.

I would now like to hand the conference over to your speaker today, Vinny Jindal. Vice President of Strategy. Please go ahead, sir.

Vinny Jindal^  Thank you. Good morning, and welcome to Reata Management's call to discuss our financial results for the third quarter of 2020, and to provide a review of our development programs. This morning, we issued a press release with a summary of our financial results and the results of the Baseline-controlled Study of omaveloxolone in patients with Friedreich's ataxia.

Separately, we issued a press release announcing data from our CARDINAL Study of Bardoxolone Methyl in patients with CKD caused by Alport syndrome and from, our long-term extension study of bardoxolone in patients with Alport syndrome. These press releases can be found on the Investors section of our website at reatapharma.com.

I'm joined today by our Chief Executive Officer, Warren Huff; our Chief Research and Development Officer, Colin Meyer; and our Chief Operating and Chief Financial Officer, Manmeet Soni.

Turning to Slide 3. I'll now turn the call over to Warren.

Warren Huff^  Thanks, Vinny. Good morning, everyone, and thank you for joining us. We have a number of important announcements and events to cover today, including the CARDINAL Phase III Year 2 study results that we announced this morning; a regulatory update on our Alport syndrome program; and with respect to our Friedrich's ataxia development program, the results of the MOXIe baseline control study. We will also be providing a financial update.

I apologize in advance for the length of the management presentation, but we have a lot to cover, and we're going to start with the CARDINAL Phase III Year 2 study results.

This morning, we announced positive top line results from the completed pivotal CARDINAL Phase III study of bardoxolone in patients with chronic kidney disease caused by Alport syndrome. CARDINAL was the largest global interventional study ever conducted in Alport syndrome. Last year, we announced that we met both the primary and key secondary endpoints at the end of Year 1 of the CARDINAL study. We are very pleased to announce today that we met both the primary and key secondary endpoints at Year 2 of the CARDINAL study.

Alport syndrome is a severe form of chronic kidney disease, or CKD, and many patients with the disease have a 100% lifetime risk of needing dialysis or a kidney transplant. Children and adults with the most severe form of the disease need dialysis or a kidney transplant in their 20s. It's a devastating disease that not only affects their kidneys but also results in depression and anxiety, hearing impairment and vision and eye problems.

The patients with Alport syndrome enrolled in the Phase III portion of CARDINAL were losing substantial amounts of kidney function when they entered the trial. After 2 years in CARDINAL, patients on placebo lost on average approximately 9 milliliters per minute of estimated glomerular filtration rate, or eGFR; the pediatric patients lost on average approximately 15 milliliters per minute and were at substantial risk of kidney failure within 5 to 7 years.

Importantly, more than 20% of the placebo patients experienced an event that predicts kidney failure, including a 30% decline in eGFR, an eGFR of less than 15 milliliters per minute or actual kidney failure. We refer to these events as the kidney failure composite events.

By contrast, after 2 years of treatment, patients treated with bardoxolone lost on average, less than 1 ml per minute while on treatment and 4.5 ml per minute after withdrawal of treatment. The pediatric patients treated with bardoxolone lost on average approximately 1 to 2 ml per minute on treatment and after withdrawal of treatment. Importantly, bardoxolone patients had a 50% reduced risk of one of the kidney failure composite events.

In addition to the CARDINAL Year 2 data, we also reported data on kidney function from patients with Alport syndrome after 3 years of bardoxolone treatment during the EAGLE long-term extension study. Increases in eGFR from baseline observed after 1 year of treatment were sustained on average for 3 years, providing additional insight into the long-term effect of bardoxolone on kidney function in these patients.

From a safety perspective, the adverse event profile was consistent with prior trials. The majority of adverse events were mild to moderate in severity. Serious adverse events were reported in approximately 50% fewer bardoxolone patients compared to placebo. Urinary protein was not increased relative to placebo after 2 years, and bardoxolone patients reported fewer non-kidney adverse events associated with Alport syndrome. No imbalances in fluid overload events or increases in blood pressure were observed. In summary, bardoxolone had a favorable safety profile in kidney with Alport syndrome.

Based on these efficacy and safety results, we believe that bardoxolone has the potential to become the first therapy to show disease-modifying effects in patients with Alport syndrome.

With that background on the efficacy and safety results, I'm handing it over to Colin to provide more detail on the study design, the results and the regulatory pathway for bardoxolone in Alport syndrome patients.

Colin Meyer^  Thanks, Warren. Alport syndrome is the second most common inherited cause of kidney failure. The disease is caused by mutations and genes that encode for Type 4 collagen, which comprises approximately 50% of the filtration barrier in the kidney. These mutations cause chronic inflammation, leading to fibrosis and progressive loss of kidney function. These patients not only have progressive loss of kidney function but also have hearing loss and ocular abnormalities. There are no approved therapies for Alport syndrome.

As Warren mentioned, Alport syndrome is among the most severe forms of CKD. Due to its rapid progression, many patients require dialysis or a kidney transplant at a much younger age than other forms of CKD. Many Alport syndrome patients have a 100% lifetime risk of kidney failure, and that patients with the most severe forms of the disease reach kidney failure at a median age of 25.

Psychosocial burdens such as anxiety and depression are the most frequently reported symptoms that impact patients' daily lives and effect an estimated 27% of patients. The Phase III CARDINAL trial is a randomized double-blind placebo-controlled international study that enrolled 157 patients at approximately 50 clinical trial sites in the United States, Europe, Japan and Australia. The study enrolled patients across a wide range of age, kidney function and genetic subtypes that we believe represents the broad population of patients with Alport syndrome. Patients were required to be on Standard of Care Ace inhibitors or angiotensin receptor blockers unless these were medically contraindicated. Study subjects were randomized 1:1 to either bardoxolone or placebo, and the total treatment duration was 2 years. Patients were initially treated for 48 weeks and then withdrawn from study drug for 4 weeks.

Following this 4-week off-treatment period, patients were restarted on their original treatment assignment and continued on study drug for another 48 weeks. At week 100, patients were withdrawn from study drug a second time, and the last assessment occurred at Week 104 after another 4-week off-treatment period.

As we reported last year, the trial met its Year 1 primary and key secondary endpoints. The Year 2 primary end point is the change in eGFR from baseline compared to placebo after 100 weeks of treatment. The Year 2 key secondary endpoint is the change in eGFR from baseline and compared to placebo after 100 weeks of treatment and 4 weeks of treatment.

The CARDINAL trial was challenging to conduct due to the 2-year duration and the 18 required in-clinic visits. A total of 13 placebo patients discontinued from the trial, twice the number of bardoxolone patients discontinued. As you can see in the table, most discontinuations occurred in the first year. The imbalance was due to 2 factors: excess adverse events contributed to part of the imbalance and no more than 2 patients discontinued due to any one adverse event.

Protocol specified criteria accounted for the remainder of the imbalance, and these were generally due to our conservative approach to managing aminotransferase elevations. Now have a much better understanding of these changes and have recently published data demonstrating that bardoxolone increases production of aminotransferases, which we believe explains the increases observed clinically.

The clinical profile is consistent with a pharmacological effect that is not associated with liver injury, as these changes are reversible and are associated with reductions in bilirubin suggesting improvement of liver function. Because of this understanding, we have adjusted these criteria in newer protocols that have been able to manage these elevations by adjusting our titration approach.

Furthermore, the second year of the trial was conducted during the COVID-19 pandemic. To maintain the integrity of the study and minimize missing data, we proactively worked with sites to obtain end of study visits for almost all patients including those who discontinued early. Our efforts were successful in 98% of patients completed follow-up. This high percentage is important for data integrity.

CARDINAL successfully met its Year 2 primary endpoint of improvement in eGFR at week 100 after approximately 2 years of treatment compared to placebo. The ITT analysis demonstrates that patients treated with bardoxolone experienced a statistically significant placebo-corrected 7.7 ml per minute improvement and mean change from baseline in eGFR compared to placebo with a p-value of 0.0005.

CARDINAL also successfully met its Year 2 key secondary endpoint of improvement in eGFR at week 104 after approximately 2 years of treatment, followed by a 4-week off-treatment period. The ITT analysis demonstrates that patients treated with bardoxolone experienced a statistically significant improvement in eGFR of 4.3 ml per minute compared to the placebo with a p-value equal to 0.02. This difference is over 3x as large as the treatment effect observed with tolvaptan in the REPRISE trial in patients with ADPKD, which is a more slowly progressive disease.

We believe the slightly lower placebo-corrected differences in Year 2 relative to Year 1 resulted for 2 reasons: first, the placebo rate progression was more pronounced in Year 1 rather than constant across both years. In Year 1, placebo lost approximately 5 to 6 ml per minute, but in Year 2, the loss was less. Only approximately 3 to 4 ml per minute.

Second, because CARDINAL is a 2-year trial, the ITT analysis at Year 2 includes patients who discontinued early, including those patients who discontinued in Year 1 and had not been receiving treatment for more than 1 year. This analysis may, therefore, underestimate the treatment effect because it includes data acquired long after withdraw of study drug.

We also analyze the data using the prespecified modified ITT method that was also used in the REPRISE trial of tolvaptan in patients with Autosomal Dominant Polycystic Kidney Disease. This analysis uses all randomized patients, but sensors values received after discontinuation of study drug and shows the effect of bardoxolone treatment for patients while they continue to receive drug. The placebo-corrected improvement in eGFR at Week 100 using the MITT analysis was 11.3 ml per minute with a p-value of less than 0.0001. In summary, we believe these on-treatment results demonstrate a very clinically meaningful treatment effect in a population that is rapidly progressing to kidney failure. The maintenance of the off-treatment effect at Year 2 from Year 1, provides evidence of potential disease-modifying activity, which could result in a substantially slower loss of kidney function that leads to the need for dialysis or a kidney transplant.

The next slide shows observed mean changes from baseline in eGFR over time. As you can see, the improvements in eGFR with bardoxolone treatment were maintained versus placebo over both years of treatment. One important aspect of the trial is that the treatment is not continuous due to the 4-week off-treatment period after the initial 48-week treatment period. The second year of treatment begins at Week 52 and continues for another 48-week period. The Week 52 off-treatment value represents a new baseline for evaluating the effect of the drug during Year 2.

Placebo patients progressively lost skinny function over both years, and the rate of loss was approximately 5 ml per minute in Year 1 and approximately 3.5 ml per minute in Year 2. By the end of the second year, placebo patients lost approximately 9 ml per minute.

We analyzed the eGFR change over time for the bardoxolone patients using the ITT and MITT analyses I just discussed. In contrast to the placebo patients, at the end of Year 2, bardoxolone treated patients were above their baseline values using both ITT and modified ITT analyses. The Year 2 baseline value at Week 52 was approximately 5 ml per minute higher than placebo because the off-treatment eGFR increase observed after 1 year of treatment.

When we started on bardoxolone in both analyses, patients had an increase in eGFR through Week 64. The ITT population gradually lost a portion of this increase over time. This group includes patients who discontinued treatment in Year 1, and the observed means, therefore, to include patients who have been off-treatment for 1 year or more and behaved like the placebo population. This is the reason for the apparent loss of eGFR at the end of Year 2.

By contrast, using the modified ITT analysis, bardoxolone patients on study drug maintained most of the eGFR increase observed at Week 64 and continue to experience a slower rate of disease progression than placebos. Thus, the separation that was observed in the first year was maintained in the second year with no evidence of loss or convergence of the treatment effect, especially for patients who remained on treatment. These results are inconsistent with an adverse effect on kidney function and support a beneficial effect with bardoxolone treatment that may result in delayed need for dialysis or kidney transplant.

The next slide shows the data for Alport syndrome patients that have had the longest duration of bardoxolone treatment. As you can see on the slide, 14 patients have reached 3 total years of treatment with bardoxolone. The data shown are for the same 14 patients over time, showing their data for years 1 and 2 in the CARDINAL study and Year 3 from the Eagle extension trial. The pattern of eGFR change for these patients is similar to the CARDINAL data discussed above. After Year 1 and 2, the patients are withdrawn from drug and established a new baseline. At the beginning of both Year 2 and Year 3, these off-treatment values were above their baseline value from the beginning of the study.

When re-started on bardoxolone, subjects had an increase in eGFR from their new baseline that was, for the most part, maintained through the end of the year. Importantly, Alport syndrome patients are at high-risk for progression to end-stage kidney disease. But after 3 years of bardoxolone treatment, they had eGFR values that are meaningfully above their baseline values at the beginning of the study.

Even though the trial was not powered or designed to show a difference in adverse kidney outcomes, we prespecified an analysis of an established kidney failure composite. This composite is defined as ESKD confirmed 30% eGFR decline or confirmed eGFR less than 15 ml per minute. This composite is important because it includes heart events such as dialysis, kidney transplant and events that have been validated to predict risk of ESKD. 17 placebo patients experienced an event and only 9 bardoxolone patients experience an event. The risk of an event was reduced by 50% in the bardoxolone group with a hazard ratio of 0.49 and a p-value of 0.086 that trended towards significance. While these data do not provide definitive evidence that bardoxolone reduces events, they do demonstrate that within the cardinal trial, bardoxolone patients experienced fewer clinically meaningful adverse kidney events.

The change in eGFR at Week 100 in the prespecified subgroups, as shown on the next slide, as you can see, all subgroups favored bardoxolone, efficacy was observed in pediatric patients and adults, males and females in patients with high and low albuminuria and eGFR, those on the standard of care and those with X-linked and autosomal genetic subtypes of Alport syndrome.

One of the most notable efficacy findings of the trial is the effect in pediatric patients. As discussed earlier, these patients have the most rapid rate of progression, resulting in the need for a kidney transplant or dialysis when most patients are in their 20s. The historical rate of decline for pediatric patients and CARDINAL prior to their entry into the trial was approximately 10 ml per minute per year. The pediatric placebo patients lost approximately 15 ml per minute by weeks 100 and 104. Given the baseline eGFR at the start of CARDINAL, the observed decline rate would be the need for dialysis or transplantation in approximately 5 to 7 years.

The pediatric patients to with bardoxolone had a very large improvement in eGFR at weeks 100 and 104 relative to the pediatric placebo patients, which produced a statistically significant improvement versus placebo in this subpopulation of approximately 15 ml per minute. The treatment effect observed with bardoxolone in the pediatric population represents an important milestone for patients with Alport syndrome, the greatest risk for progression to kidney failure.

As show on the next slide, a similar proportion of patients reported adverse events in each group. There were no DES in Cardinal and the number of patients who experienced a serious adverse event, or SAE, in the bardoxolone group was approximately half the placebo rate. Importantly, there were no fluid overload or cardiac SAEs in bardoxolone patients and no SAEs were reported in pediatric patients treated with bardoxolone, discontinuation due to adverse events were higher in the bardoxolone group and no individual AE contributed to more than 2 discontinuations.

As seen in the bottom table, there were no imbalances in other AE categories of interest. Overall, the rate of infections was the same across both groups. They were numerically fewer nervous system, vascular, cardiac and malignant cancer adverse events report the bardoxolone group compared to the placebo group.

The adverse events reported in greater than 10% of patients is shown on the next slide. Overall, the AE profile was consistent with prior trials. The majority of adverse events were mild or moderate in intensity and most imbalances have been well-characterized and believed to be pharmacological effects of the drug that are not associated with injury.

Muscle spasms are not associated with evidence of muscle injury. As we recently published, ALT and AST elevations are thought to be pharmacological effect of the drug as bardoxolone increases production of these enzymes. Clinically, there is no evidence of liver injury, including no cases of highest law, and these changes were associated with a reduction in total

Mild BNP increases are not associated with , blood pressure elevations, or fluid overload adverse events and weight loss was more pronounced in patients with higher BMI, mean decreases in weight were not observed in pediatric patients. Hyperkalemia events have not been previously reported were mild and almost all occurred in patients receiving an ACE inhibitor or ARB, which can cause hyperclinic. These events were not associated with any discontinuations or SAEs.

As shown on the next slide, blood pressure, which is a sensitive measure of fluid status, was unchanged relative to placebo. No imbalances and adverse events associated with fluid status, such as hypertension or peripheral edema were observed. As mentioned previously, no SAEs of fluid overload occurred in patients with bardoxolone. We believe these data, together with data collected in multiple clinical trials, have enrolled over 2,000 patients in the past several years without any signal for fluid overload, demonstrate that our risk mitigation strategy for fluid overload has been effective.

Albuminuria measured as the urinary albumin ratio, or UACR, is typically increased in patients with Alport syndrome due to defects in the filtration barrier of the kidney. Since bardoxolone increases the kidney's filtration rate an acute increase in UACR is observed, and this effect is accounted for by the increase in eGFR. After this early increase, UACR did not further increase and remained stable through 2 years of treatment. By Week 100, the UACR value in the bardoxolone group was lower than that observed at weeks 12 and 48, while the placebo UACR increased in Year 2 relative to Year 1. At both week 100 and 104, UACR was not significantly different between the bardoxolone and placebo groups. This pattern is consistent with an initial pharmacological increase in UACR due to increased filtration and not consistent with injury, which would cause a progressive increase over time that separates from placebo.

Non-kidney symptoms associated with Alport syndrome include depression, anxiety, hearing and the vestibular disturbances, envision and eye problems. As can be seen in the chart, adverse events for all of these categories were meaningfully reduced in bardoxolone patients. Fewer bardoxolone patients reported psychiatric adverse events, including depression and anxiety as well as hearing of the tubular adverse events.

As shown on the next slide, the CARDINAL data address other questions that have been raised regarding the profile of bardoxolone, they are likely to be review issues during the NDA process. The CARDINAL data are helpful to clearly demonstrate the profile of bardoxolone is inconsistent with the known profile of hyperfiltration.

Hyperfiltration, which is exemplified by amlodipine, is associated with a deleterious pressure mediated and modest initial increase in eGFR that peaks after 6 months and thereafter is associated with a steep eGFR decline. Since hyperfiltration causes injury to the filtration barrier of the kidney, albuminuria progressively worsens over time. Bardoxolone has a novel anti-inflammatory and anti-fibrotic mechanism of action that is not associated with changes in glomerular pressure in preclinical models.

In CARDINAL, initial increase in eGFR is much larger than what has been observed with amlodipine and is sustained for 3 years. It is associated -- I'm sorry, is not associated with evidence of accelerated loss of kidney function or progressive worsening of albuminuria. Furthermore, bardoxolone reduced the risk for adverse kidney outcomes that would conversely be increased if it's mechanism or hyperfiltration. We, therefore, believe that CARDINAL data provide very strong evidence, demonstrating that bardoxolone's profile is inconsistent with hyperfiltration.

Regarding discontinuations, patients who discontinue bardoxolone performed no different than placebo patients at the end of the trial. These bardoxolone patients had an average treatment duration of 33 weeks and their eGFR was not significantly different than placebos at weeks 100 and median changes were similar. These data demonstrate that these patients behave like placebos once they discontinued and did not demonstrate any worsening beyond what was observed in the placebo group.

Separately, we performed a sensitivity analysis to compute the off-treatment eGFR change at Week 104, using the same methodology that was used in the REPRISE trial of tolvaptan in ADPKD. As on this slide, the estimated off-treatment eGFR change and p-value using REPRISE to methodology very similar to the results from the prespecified and primary methodology for CARDINAL. Additionally, the treatment effect with bardoxolone at Week 104 in CARDINAL is over 3x as large as the treatment effect observed with in the REPRISE trial in patients with ADPKD, which is a more slowly progressive disease.

Lastly, we have evaluated the time to resolution of the acute increases in eGFR using our integrated summary of 60 data set, which contains data from over 3,000 patients and has off-treatment values that range from 1 day to many weeks post discontinuation. It demonstrates gradual loss of eGFR within the first 2 weeks post-discontinuation that plateaus beyond Day 14. In our protocol, the target date to collect the off-treatment eGFR value was 28 days after the last dose. Due to operational considerations, some of these visits happened before and others occurred after Day 28. Almost all early values occurred within a few days of Day 28, and only one bardoxolone value was collected before day 21.

Overall, the mean and median days off-drug were 35 and 28 days, respectively. Therefore, the off-treatment data collected during CARDINAL are appropriate to assess persisting effect of bardoxolone after resolution of the acute increase in eGFR.

The overall conclusions of the trial are shown on the next slide. As mentioned earlier, Alport syndrome is a rare, severe disease with no approved therapies. The rate of loss of kidney function is rapid and drives the need for dialysis or a kidney transplant at a very young age for many patients. CARDINAL was the largest interventional trial conducted in patients with Alport syndrome, all Year 1 and Year 2 primary and key secondary efficacy endpoints were met and demonstrated clinically meaningful improvements in eGFR. The largest treatment response, which is observed in pediatric patients who have the highest risk for kidney failure. The composite of kidney failure events was reduced by 50%, and the safety profile was consistent with prior trials without any major safety signals. In summary, bardoxolone has the potential to become the first therapy to show disease-modifying effects in patients with Alport syndrome.

I'll now provide a brief update on the regulatory status. We recently completed a pre-NDA meeting with the FDA to discuss the NDA submission and content plans. As part of the pre-NDA meeting, the FDA confirmed our NDA content and data plan, including the presentation and content of our safety data and the adequacy of our nonclinical and clinical pharmacology programs. In addition, the FDA confirmed the agreement with our manufacturing scale, stability program and testing plans and provided comments regarding their expectations and recommendations for testing and analytical method development.

The FDA indicated that they do not foresee an impediment to a filing based on what was provided. The FDA did indicate that while the decision can only be made after submission, they do anticipate an advisory committee meeting. Based on the meeting results, we plan to proceed with an NDA filing for full marketing approval in Q1 2021. We're also continuing our preparations to file for marketing approval in Europe.

With that, I'll now turn the presentation back over to Warren.

Warren Huff^  Thanks, Colin. I'd like to briefly comment on the effect of COVID-19 pandemic on the CARDINAL trial. The second year of CARDINAL was challenging to conduct since it occurred during the height of the COVID-19 pandemic in Europe and the U.S. COVID-19 has serious implications for patients with CKD since these patients are at increased risk of severe illness.

Beyond the inherent risk of COVID-19 to CKD patients, it posts significant operational challenges to the study conduct, which were not unique to CARDINAL. As all of you are aware, many countries and local jurisdictions were locked down, many sites closed or restricted access to study patients for a many month period. And even when these restrictions were lifted, many patients were unwilling to travel or attend in-clinic visits.

To accommodate the COVID-19 logistical challenges, we worked with our study sites and suppliers and partners to institute several measures. Since the scheduling was difficult for study sites and patients, we relaxed visit windows to increase scheduling flexibility for patients to conduct visits. As we've previously discussed, we allowed direct shipping of study drug to patients and arrange for home health nurses to travel to patients' homes to conduct study visits. To understand the impact of COVID-19, we document all COVID-related disruptions.

The clinical trial sites, investigators, our suppliers and partners and the patients and their families in the study took extraordinary steps to complete CARDINAL successfully. On behalf of everyone at Reata, I'd like to extend our sincere gratitude to all of them for their cooperation in the conduct of the study in the face of truly unprecedented challenges. The results we announced this morning would not have been possible without their efforts and commitment to this program.

We'd now like to provide an update on our development program in Friedreich's ataxia. As we announced during our second quarter earnings call, the FDA provided us guidance that we will need to conduct a second pivotal trial that confirms the mFARS results of the MOXIe Part 2 study with a similar magnitude of effect.

As an alternative, we proposed a second study, the Baseline-controlled Study, previously called the Crossover study, in which patients serve as their own controls and changes in mFARS during the pretreatment period in either Part 1 or Part 2 of the MOXIe study are compared to changes in mFARS during the treatment period in the open-label MOXIe extension study. The FDA stated that they would consider this study and determine if the results increased the persuasiveness of the Part 2 results sufficient to support submission of an NDA for omav.

We're pleased to announce today that the Baseline-controlled study successfully met its primary endpoint and that all prespecified and sensitivity analyses demonstrated a significant treatment effect. We believe that these results provide support for the positive mFARS results of MOXIe Part 2 study and strong additional evidence of the effectiveness of omav in patients with FA.

With that, I'll have Colin provide more detail on the study design and results.

Colin Meyer^  Thanks, Warren. The objective of the Baseline-controlled study was to help assess the strength and certainty of the positive primary endpoint findings in the MOXIe Part 2 study. It evaluate the efficacy of omav treatment in the MOXIe extension in patients who are considered treatment naive prior to initiation of omav treatment. This included patients from MOXIe Part 1, who have been off drug for approximately 2 to 3 years prior to entering to the extension as well as the placebo patients from MOXIe Part 2.

Patients serve as their own controls to assess changes in mFARS with the comparison of their pretreatment to treatment periods. The pretreatment period for MOXIe Part 1 patients was from their entry into MOXIe Part 1 to the day of entry into the MOXIe extension These patients were followed off-treatment for a minimum of 21 months before entering the MOXIe extension

The pretreatment period for the MOXIe Part 2 placebo patients was their 48-week placebo period during Part 2. The treated period for both sets of patients was defined as the MOXIe extension. The primary efficacy endpoint of the Baseline-controlled study was the paired difference in annualized mFARS slope in the treatment period during the MOXIe extension relative to the pretreatment period during Part 1 or Part 2. The primary analysis population included Part 1 and Part 2 placebo patients without pes cavus, who had an mFARS assessment at Week 48 of MOXIe extension.

Importantly, the Baseline-controlled study maintained operational and analytical rigor. The mFARS assessments were conducted in a similar manner in rigorous throughout MOXIe Part 1, Part 2 and extension. Even though the MOXIe extension is open label, all investigators and patients remain blinded to prior treatment assignments. Additionally, all analyses were performed using the MOXIe extension database lock that occurred just before Reata's public announcement of the Crossover study and the data were, therefore, not biased by the knowledge of the importance of the study.

As shown on the next slide, the Baseline-controlled study demonstrated statistically significant evidence of efficacy the primary endpoint of the paired difference in annualized mFARS slopes between the treatment and pretreat periods in the primary analysis population with a 3.76 point improvement and p-value of 0.0022.

Evaluation of the data for patients from MOXIe Part 2 and Part 1 separately, also demonstrated a statistically significant treatment effect, consistent with the primary analysis, the Baseline-controlled study and Part 2 of the MOXIe study, all 3 analysis populations, including the primary analysis population, the Part 2 placebo population and the Part 1 population, on average, demonstrated worsening during the pretreatment period an improvement in reversal of disease chorus during the treatment period.

We also conducted a prespecified analysis of the paired differences between the Part 1 and Part 2 populations to determine if they were different. The mean and median pair differences were similar across both populations, and there was no significant difference between the paired differences of patients from Part 1 and Part 2 with a p-value of 0.53. These data confirm suitability for pooling of these populations for the primary analysis population and demonstrate that the primary results were not skewed by either of the populations.

Since the 2 analyses will perform to assess multiple alternate methods for calculating slope and comparing treatment and pretreatment periods, additionally, the all enrolled population was assessed, which included patients with and without pes cavus. The multiple imputation analysis imputed values for patients with at least one value in the MOXIe extension for a missing Week 48 value. The linear regression analysis used all available mFARS assessments to calculate slopes. The mixed model analysis estimated a mFARS slope for each period and did not require paired values. As seen in the table, all analyses consistently demonstrated a significant treatment effect and upheld the conclusion of primary analysis.

In conclusion, the Baseline-controlled study met its primary endpoint of paired difference in annualized mFARS slope with a statistically significant difference between the treatment and pretreatment periods in the primary analysis population with a p-value of 0.0022 and all sensitivity analyses and the primary analysis showed a significant treatment effect. Additional categorical analyses, which were not discussed in the prior slides, demonstrate that these results are robust, unlikely due to chance. Thus, we believe that the results of this Baseline-controlled study, which utilize patients as their own control to support the positive mFARS results of MOXIe Part 2 and provide additional evidence of the effectiveness of omav in FA.

In our Type C meeting with the FDA division of Neurology Products one, Dr. Dunn, the Director of the Office of Neurosciences at the FDA, acknowledged they would consider opportunities to increase the persuasiveness of the MOXIe Part 2 results. We discussed our proposal to utilize mFARS data from patients who crossed over to omav treatment in the MOXIe extension study as a means to provide additional evidence of effectiveness to increase persuasiveness of the positive results from MOXIe Part 2.

Dr. Dunn and the division agreed to consider this proposal and requested that the study design concept be provided for their review. The study design concept was provided immediately after the meeting, followed by submission of the finalized statistical analysis plan for this Baseline-controlled study prior to conducting the analyses described in the proposed plan. The division has not provided comments to the proposed plan and requested that we provide results analyses.

We've recently submitted the results of the study analysis to the division. The FDA confirmed that they will review the study results, after which they may request a meeting with us to discuss the conclusions of their review. While we view the results of the Baseline-controlled study as positive and sufficient to increase the persuasiveness of the MOXIe Part 2 results, there can be no assurance that the division will accept the design of the Baseline-controlled study or view the results of sufficient to increase the persuasiveness of the MOXIe Part 2 study to support approval of omav as a single study.

If the FDA does not accept these results, we will determine next steps, including whether it's feasible to conduct a second pivotal study to confirm the Part 2 results as previously suggested by the FDA.

With that, I will turn the presentation over to Manmeet for the financial and operational update.

Manmeet Soni^  Thanks, Colin, and good morning, everyone. Thanks for joining us today. The results of our operations for the third quarter of 2020 are included in our press release and our Form 10-Q, which were filed earlier today.

Due to all of the news on our operations, we want to share, I won't go into details on the financials here, but I will briefly highlight a couple of keynotes for the quarter. We ended our third quarter of 2020 with a strong cash position of $578.3 million. We have focused on being prudent with our fiscal resources to conserve our expected cash runway by maintaining effective capital allocation and controlling expenses.

As a quick note, regarding our income statement, I would like to point out that our income -- the other income and expenses for the current quarter was $11.2 million as compared to $1.1 million for the same period in the prior year. This increase was primarily due to the noncash interest expense related to sale of future royalties to Blackstone in the second quarter of this year. We will continue to record noncash interest expense as we adjust the current value of the related liability. As a reminder, these amounts are payable to Blackstone in the form of royalty payments based on the net sales of bardoxolone subsequent to regulatory approval.

Moving to non GAAP financials, excluding the impact from stock-based compensation, loss on extinguishment of debt and noncash interest expense, our total cash operating expenses increased by approximately [$5.3 million] in the current quarter as compared to the prior quarter. This increase was related to the increased regulatory and manufacturing activities as we are preparing for NDA filings.

Moving to operational update. In preparation for the launches of bardoxolone and omaveloxolone, we have built a strong foundation to support our efforts to reach and educate customers, develop a tightly controlled product distribution network and scale the organization to the right people, processes and infrastructure. Our core commercial leadership team is in place, representing marketing, market access, sales, operations and ex-U.S. commercial planning. And we have been engaging with KOLs and patient for several years to understand the current treatment of Alport syndrome and Friedreich's ataxia as well as the gaps in our current therapeutic options. Pending regulatory approval, we are confident that we have the pieces in place to successfully launch both products.

Turning to our operational activities that support the potential launch of our products, Reata's current inventory and planned manufacturing capacity, our investigational product is adequate to meet our product demands for both the programs. We are actively engaged in CMC registration and validation activities for both bard and omav to ensure commercial ability post approval.

I will now turn the call over to Warren for concluding remarks.

Warren Huff^  Thanks, Manmeet. To conclude, Reata's development pipeline is very robust, and we expect it to yield several commercialization opportunities in the coming years.

Beyond CARDINAL and FALCON, our pivotal study in patients with ADPKD, we intend to develop bardoxolone for the other rare forms of CKD, where we generated strong proof-of-

concept data in our Phase II PHOENIX study, and which include a large number of patients with the need for more effective therapies.

Beyond Friedreich's ataxia, we also intend to study omav in neurological diseases, where we believe there's a clear pharmacologic rationale we have compelling preclinical proof-of-concept and where patients are underserved on current standards of care. Additionally, we retain worldwide development and commercialization rights to 2 additional Phase II ready assets in RTA-901 and RTA-1701, both are small molecule therapies with novel mechanisms with favorable safety profiles and the potential to address both orphan and large market diseases.

With our nephrology and neurology programs making good progress and the potential to expand our late-stage pipeline significantly, we're excited about the near and long-term future of Reata.

So that concludes our prepared remarks. Operator, you can open up the line to questions, please.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions)

And our first question comes from Yigal Nochomovitz with Citigroup.

Yigal Nochomovitz^  Congrats, Warren, Colin, Manmeet for on the positive data on multiple fronts. I had a question with respect to the filing strategy for bardoxolone. Could you just provide a little bit more perspective on why you've decided to file for full approval on the 2-year -- on the 1-year as opposed to accelerated approval just on the 1-year data?

Warren Huff^  Yes. Sure, Yigal. It was obviously a very difficult ask of the division to seek accelerated approval on the 1-year data when it was clear that we have the 2-year data, either during the review process or even before the initial NDA submission. We previously said that the FDA had questions about the 1-year data that we believed would be answered by the 2-year data. Also, it was likely that we'd have a 3-month PDUFA extension if we submitted the Year 1 data because we would have to submit the Year 2 data as a major amendment during the NDA review.

And so we propose to submit the NDA with the full 2-year data, and that led to a very productive discussion with the division on the planned content of the NDA. They stated during the meeting that there was no impediment to submitting with the Year 2 data. And based on the timing of the Year 2 data, moving to that submission plan for full approval basically left us with minimal delays to the potential approval time frame.

Yigal Nochomovitz^  Okay. Got it. That makes a lot of sense. And then just one data question. Did you measure retained benefit for the modified intent-to-treat population or was that not done? I'm just curious if you have that happen at the data point?

Warren Huff^  It's by -- it's -- since the modified intent-to-treat is the patients that complete treatment they're on drug by definition, they're not included in the off treatment.

Operator^  And our next question comes from Maury Raycroft with Jefferies.

Maury Raycroft^  Congrats on the updates today. First question is just on the pediatric patients. Can you comment on if those patients were on ACEs or ARBs? And then for any of your subgroup analyses on Slide 15, were those -- were there any statistic differences observed there?

Colin Meyer^  So yes, patients were required to be on the maximum label dose of an ACE inhibitor or an ARB at stable doses prior to entry. And so as we disclosed last year, most patients want that applies to pediatric patients as well. Many of the subgroup analyses did show significant differences, obviously, and the slides we pointed out the difference in the pediatric patients that was statistically significant. And the trial wasn't powered to show separate significant efficacy in all the subgroups. But as you can see on the slide many of the subgroups had error bars that they do not overlap, so there's significance across many subgroups.

Maury Raycroft^  Got it. And for the liver enzyme elevation, so you mentioned that was related to some of the discontinuations, can you talk more about what was done to determine to manage the liver enzymes? I guess, what solution has been determined to manage the liver enzymes? And can that be applied to the ADPKD study or in the commercial setting?

Colin Meyer^  Yes. It already has been applied to the ADPKD setting, and we anticipate that it will apply to the commercial setting, too. And we actually very recently published a manuscript that describes the underlying pharmacology. We've demonstrated that bardoxolone increases production of these enzymes in multiple cell types, actually not just the liver. And clinically, they're reversible. When patients come off drug, they come down. And so some patients respond differently. And so to manage them, we simply give them a drug holiday and then start them on a lower dose, if they have initial elevations that are done to certain threshold. So like I said, we've relaxes criteria in our FALCON Phase III trial and are much better able to manage these patients. So we don't think it would be an impediment to that protocol or commercially.

Operator^  Our next question comes from Brian Skorney with Baird.

Brian Skorney^  Congrats on the data. Two quick ones for me. Just on slide, I guess, more general on the risk of kidney failure. What are the -- when we see the hazard ratio, can you talk a little bit about the dialysis initiation in the study and whether there are differences here? I see the breakdown of the endpoints, but are all these patients going on dialysis? Is that only the patients? And can you talk at all about changes in dialysis? And then on Slide 15, just to confirm, the parts here, these are the 95% confidence intervals?

Colin Meyer^  So for your first question, so this composite includes dialysis, transplant, confirmed 30% loss of GFR as well as confirmed GFR of less than 15%. And so -- yes, so it's validated by the -- there's a joint working group with National Kidney Foundation, FDA and EMA that's now published multiple papers validating this composite predicts actual events. And so once again, as I said in my prepared remarks, the trial wasn't designed or power to show an actual difference, but we saw much larger rate of progression in the placebo patients. So many more of them had large losses and so at or near basically dialysis versus the bardoxolone-treated patients.

In your second question, so what slide were you referring to about the 95% interval?

Brian Skorney^  Oh, just the subgroups, that bard 95%?

Vinny Jindal^  Slide 15.

Brian Skorney^  On Slide 15.

Colin Meyer^  I believe they are.

Operator^  Our next question comes from Annabel Samimy with Stifel.

Annabel Samimy^  Congratulations on the data. I just wanted to go back to the off-treatment. Just want to understand how the FDA might read the more rapid rate of decline during the off-treatment in the bard groups relative to placebo in the 48% to 52% declines about 5 points in the 100 to 104 declines about 3 points, while placebo doesn't really change much. Are they going to read much into that or is this -- has the general idea of kidney damage been alleviated at this point with this data?

And then secondly on omav, with the statistical significance, is the FDA going to be looking for 0.01 again? Or is the standard statistical significance sufficient?

Colin Meyer^  Yes. So for your first question, for the off-treatment change, recall that the mechanism of action of bardoxolone is to acutely increase GFR by improving the surface area and the filtration apparatus of the kidney, that effect is reversible. And the purpose of the off-treatment effect is to understand if the drug has a beneficial or harmful effect on the underlying structure. And so for that analysis, we require that the acute reversible effect is washed out.

And so the change from Week 100 to 104 or 48 to 52 is simply do to the reversal of these acute improvements in surface area that are not permanent. And so in both the Week 52 and 104 analyses, we demonstrated twice in the trial, significant placebo-corrected separation in the off-treatment analysis, both were statistically significant, both were similar magnitude. They were not significantly different from each other. And importantly, that magnitude is 3x larger than what supported approval of tolvaptan in ADPKD, which is a more slowly progressive disease.

You obviously don't see a similar change Week 48 to 52, 100 and 104 in placebo patients because they were receiving inert placebo. There was no acute effect of placebo. And so we believe this persistence of the off-treatment effect shown twice confirms that the drug is having a disease-modifying effect and therefore, would be beneficial over the long term. And that's consistent with the durability of the on-treatment effect versusplacebo in CARDINAL and the continued increase above baseline in the extension trial.

And so for the omav question, so the FDA has not given us guidance about what p-value would be appropriate. And so we hit statistical significance with a p-value of 0.01 in the prespecified primary analysis of MOXIe Part 2. And as obviously, we just disclosed, we had a p-value of 0.0022 so in the Baseline-controlled study. And so that was obviously less than 0.05 and less than 0.01.

And so as I said, we are awaiting feedback from FDA about the results that we recently submitted to them. But overall, we demonstrated a significant effect in the Baseline-controlled study, inconsistency across Part 1 and Part 2 and across all the prespecified and post hoc sensitive analyses of the primary analysis.

Operator^  (Operator Instructions)

We have a question from Joseph Schwartz with SVB Leerink.

Joseph Schwartz^  Congratulations as well. I was wondering if you could expound on the feedback you received from the FDA in your pre-NDA meeting, when you ask them questions regarding your submission plan for clinical data? And based on this feedback, do you have a sense of how much the new review team shares have been as the prior one, which provided you with the written guidance that after 4 weeks of withdrawal, that's greater than 2.5 ml per min could serve as the basis for approval?

Warren Huff^  Okay. I'll address the first part. The -- as we said in the prepared remarks, we submitted a comprehensive set of questions addressing basically the data submission plans for clinical, clin farm, non-clinic, CMC and got very thorough responses back that we think provide us with the information necessary to make the filing in the first quarter. They agreed with our submission plan to submit the 2-year data as well as the data structures for all of that. It was really a very, very straightforward conversation.

I don't think I understood the second part of the question about the review teams. Could you repeat that, Joe?

Joseph Schwartz^  Well, sure. I guess on the prior update on the second quarter call, I think you alluded to a new review team or change in the review team. And I know that in the past, you have received written guidance from the FDA with the retained benefit construct essentially agreed to. So I was wondering if that still seems to be the case now that they view that construct as sufficient for approval essentially?

Warren Huff^  Yes. That's our impression. We had a new review team, and that, of course, meant that the initial review team really didn't have familiarity with the development background, the pharmacology of the drug and items of that type. But yes, there's been no indication that they're changing their approach to the end points.

Joseph Schwartz^  Okay. Great. That's very helpful. And then based on the magnitude of eGFR benefit, while patients are on treatment, combined with the lower rate of eGFR loss after treatment as well as the benign UACR data. It would seem that there's no evidence supporting the concept of hyperfiltration. But turning this around, are there any biomarkers which could support the contention that the primary mechanism is by reducing inflammation and improving the structural and functional liability at kidney? And anything like -- did you look at CRP or any other anti-inflammatory benefits or constellation of biomarkers that you could bring to an advisory panel and continue to support a favorable dialogue?

Colin Meyer^  So we've obviously published a wealth of information about the preclinical effects in kidney diseases. And so there's over 450 peer-reviewed publications about bardoxolone. Many of those are preclinical models demonstrating that the drug has anti-inflammatory effects and anti-fibrotic effects. Clinically, in one of our very first studies that we published, I think it's 9 or 10 years ago now in American Journal of Nephrology and our very first trial in patients with CKD, we showed that there was a reduced number of circulating endothelial cells which are damaged and sluff off in the context of injury, including pressure mediate injury. We also showed that in that assay, there was a reduction and enough positivity. So supporting the drug has an anti-inflammatory mechanism of action.

In the Alport syndrome patients, we've shown we collect biomarkers demonstrating the Nrf2, the target of bardoxolone is induced. And so we see very clear induction of the target in the Alport syndrome patients.

Warren Huff^  Yes. I'd just add to some of the reviewers, and we were struck by the impact on the non-kidney effects in the Alport syndrome patients. And so their effects on hearing loss, dizziness, ocular effects were meaningfully reduced, if you look at the AE profiles, that's included in the data presentation. And so that's obviously consistent with improvement in mitochondrial function and anti-inflammatory effects, totally unrelated to their kidney. And actually, some of those neural function are similar to, obviously, what we see with omav outside of CKD patients.

Operator^  Ladies and gentlemen, this concludes today's conference call. An audio recording will be available shortly on Reata's website at reatapharma.com, in the Investors section. Thank you for participating. You may now disconnect. Everyone, have a great day.